Exhibit 99.1

INVESTOR CONTACT: Polly Schwerdt Phone | 913/397-8200 E-Mail | investor.relations@garmin.com	MEDIA CONTACT: Ted Gartner Phone | 913/397-8200 E-Mail | media.relations@garmin.com

Garmin Reports Best Quarter and Best Year in Company History, Announces Share Repurchase Program, Offers 2008 Guidance

Cayman Islands/February 20, 2008/PR Newswire

Garmin Ltd. (Nasdaq: GRMN - news) today announced a record quarter ended December 29, 2007, reporting the highest quarterly and annual revenue and earnings in the Company’s history.

Fourth Quarter 2007 Financial highlights:

•	Total revenue of $1.217 billion, up 99% from $611 million in fourth quarter 2006

•	Automotive/Mobile segment revenue increased 124% to $999 million in fourth quarter 2007

•	Aviation segment revenue increased 16% to $71 million in fourth quarter 2007

•	Outdoor/Fitness segment revenue increased 43% to $114 million in fourth quarter 2007

•	Marine segment revenue increased 31% to $33 million in fourth quarter 2007

•	All geographic areas experienced significant growth:

•	North America revenue was $836 million compared to $393 million, up 113%

•	Europe revenue was $338 million compared to $194 million, up 74%

•	Asia revenue was $43 million compared to $24 million, up 79%

•	Diluted earnings per share increased 70% to $1.39 from $0.82 in fourth quarter 2006; excluding foreign exchange, EPS increased 51% to $1.31 from $0.87 in the same quarter in 2006.

Fiscal Year 2007 Financial highlights:

•	Total revenue of $3.18 billion, up 79% from $1.77 billion in 2006

•	Automotive/Mobile segment revenue increased 115% to $2.34 billion in 2007

•	Aviation segment revenue increased 27% to $295 million in 2007

•	Marine segment revenue increased 22% to $203 million in 2007

•	Outdoor/Fitness segment revenue increased 19% to $340 million in 2007

•	Revenue from our automotive/mobile segment continued to become a larger portion of total company revenues when compared with 2006, at 74% of total revenues.

•	All geographic areas experienced significant growth:

•	North America revenue was $2.067 billion compared to $1.094 billion, up 89%

•	Europe revenue was $969 million compared to $593 million, up 63%

•	Asia revenue was $144 million compared to $87 million, up 66%

•	Diluted earnings per share increased 66% to $3.89 from $2.35 in 2006; excluding foreign exchange, EPS increased 62% to $3.80 from $2.35 in 2006.

•	Over 12 million units sold during fiscal 2007 - a new and exciting benchmark - which brings the total Garmin units sold worldwide to over 31 million units.

Business highlights:

•	Strong sales in our automotive/mobile segment continued to exceed our expectations and are expected to drive much of our growth during 2008.

•	Aviation, marine, and outdoor/fitness segments all posted double-digit growth in 2007, and we anticipate stronger performance in 2008.

•
Strong holiday sales drove unit sales in the fourth quarter to over 5.5 million units - just slightly less than the total number of units sold in all of 2006. These unit sales reflect an increase of 177% from the same quarter in 2006.

•
We continue to build out our third Taiwan manufacturing facility, increasing the number of production lines to 36 and production capacity at the end of the fourth quarter to an annual run rate of nearly 20 million units. Expansion of our engineering and office space in Taiwan continues.

•
We continue work on the expansion of our North American warehouse in Olathe, Kansas, with expected completion in March 2008. We have also begun planning to expand our headquarters and research and development facilities in Olathe.

•
Acquisitions of distributors in France, Germany, Spain, and Italy were completed in 2007. In early 2008 we completed the acquisition of our distributor in Denmark as well. These activities are part of our ongoing efforts to increase our market share in Europe.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“Garmin experienced an exciting fourth quarter, which brought a strong finish to fiscal 2007. The strong holiday season demand we experienced clearly demonstrated that our products are well-positioned to take advantage of the growing interest in portable navigation devices. Independent market research indicates we have maintained a strong leadership position in North America, and our market position in Europe continues to improve as well.

We were prepared to meet the strong demand for our automotive/mobile products. We effectively managed inventory to meet holiday demand; as anticipated, we ended 2007 with appropriate inventory levels in our retail channels. We remain committed to proper inventory planning as we enter 2008. As the automotive/mobile segment continues to become a larger portion of our business, we expect our business to experience even stronger seasonality for 2008 and beyond. As such, we intend to more effectively level our production requirements and our inventory levels throughout the year. We believe our strategy of extensive market segmentation using our popular nüvi® product offerings will continue to drive positive results. Useful content and competitive features integrated into reliable, easy-to-use products at attractive price points are what customers want - and what they receive when they choose Garmin. Given growth in our existing markets and opportunities we see in new markets during 2008, we anticipate automotive/mobile segment revenues will grow 45% in 2008.

Our aviation segment grew steadily throughout 2007. Positive response to our WAAS and GMX200 product offerings and growth in the sales of our G1000® cockpit continued. Wins for our G1000 cockpit for future microjets and business jet as well as retrofit opportunities are expected to continue to create additional strength in this segment during the second half of 2008. We anticipate aviation segment revenue is positioned to grow 30% in 2008.

Our marine segment also showed steady growth in 2007, as our revolutionary new marine products and cartography created opportunities to draw customers to our products. While marine segment revenues typically decline sequentially in third and fourth quarter each year, in 2007, results continued to be seasonally strong during these quarters. We expect our exciting suite of marine products, as well as additional new products to be released this year, will allow the marine segment to post revenue growth of 25% in 2008.

Holiday season demand for our outdoor/fitness products was strong, as we posted over 40% revenue growth for this segment when compared with the same quarter in 2006. Increased sales generated by the new AstroTM dog tracking product, as well as new products with high-sensitivity GPS drove growth in the latter part of 2007. We see continued growth opportunities for this segment and anticipate that outdoor/fitness segment revenue is positioned to grow 25% in 2008.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“We are clearly very pleased with our financial results for the fourth quarter and fiscal year 2007,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our revenue and earnings per share during 2007 grew 79% and 66% respectively, exceeding our expectations. Garmin has now completed seven years as a public company and has consistently generated top line and bottom line growth, with a 7-year compounded annual growth rate of revenue and earnings per share of 37% and 33%, respectively.

Our gross and operating margins held strong, exceeding our expectations, coming in at 46% and 29% respectively. We also generated $525 million of free cash flow in 2007, resulting in unrestricted cash and marketable securities balance of $1.1 billion at the end of the fiscal year. Our return on invested capital (ROIC) was 63% during fiscal 2007.”

Fiscal 2008 Outlook

We remain optimistic about the future success of our business and our ability to serve customers and distributors around the world. General perspective on overall business expectations for 2008, including our four business segments are:

•	We anticipate overall revenue to exceed $4.5 billion in 2008, and earnings per share to exceed $4.40 assuming an effective tax rate of approximately 12 percent.

•	We anticipate automotive/mobile revenues to grow 45 percent in 2008, with declining gross and operating margins due to product mix and a continued transition toward mass market levels.

•	We anticipate aviation revenues to grow 30 percent in 2008. Growth is expected to occur within both G1000 OEM and aviation aftermarket shipments.

•	We anticipate marine revenues to grow 25 percent in 2008. Growth will come from our innovative offshore and inland marine cartography and additional new product releases.

•
We anticipate outdoor/fitness segment revenues to grow 25 percent in 2008 led by new outdoor products with enhanced features, high sensitivity GPS receivers, built-in cartography and unique functionality. Exciting new products for our fitness line and better penetration of targeted fitness markets are expected to drive revenue growth as well.

•	We expect the recently announced nüvifoneTM to be released during Q3 2008 and will see initial unit shipments of this new category for Garmin during the second half of the year.

•
We look forward to introducing many innovative product lines again this year. 2008 product introductions began with new auto, outdoor, fitness and wireless products introduced during January’s Consumer Electronics Show in Las Vegas and our recent media event in New York City.

•	We expect continued expansion of our LinKou, Taiwan manufacturing facility to meet growing demand for our products in 2008.

•
We will maintain our focus on new opportunities and expansion of distribution throughout Europe; growth will be supported through the distributors we have acquired, continued improvement of our distribution systems within Europe, and continued emphasis on advertising to enhance awareness of the Garmin brand.

Non-GAAP Measures

Net income (earnings) per share, excluding foreign currency

Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure because it removes the fluctuations attributable to the functional currency versus the transactional currencies of the non-U.S. subsidiaries. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the impact of the position of the U.S. dollar versus other currencies, which permits a consistent comparison of operating results between periods.

The following table contains a reconciliation of GAAP net income per share to net income per share excluding the impact of foreign currency translation gain or loss.

Garmin Ltd. And Subsidiaries
Net income per share, excluding FX
( in thousands, except per share information)

	13-Weeks Ended		52-weeks Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Net Income (GAAP)	$307,267	$180,345	$855,011	$514,123
Foreign currency (gain) / loss, net of tax effects	($17,017)	$8,850	($20,070)	($516)
Net income, excluding FX	$290,250	$189,195	$834,941	$513,607

Net income per share (GAAP):
Basic	$1.42	$0.84	$3.95	$2.38
Diluted	$1.39	$0.82	$3.89	$2.35

Net income per share, excluding FX:
Basic	$1.34	$0.88	$3.86	$2.37
Diluted	$1.31	$0.87	$3.80	$2.35

Weighted average common shares outstanding:
Basic	216,859	215,857	216,524	216,340
Diluted	220,918	218,630	219,875	218,845

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries Free Cash Flow ( in thousands)
	52-Weeks Ended
	December 29,	December 30,
	2007	2006

Net cash provided by operating activities	$682,088	$361,855
Less: purchases of property and equipment	($156,778)	($92,906)
Free Cash Flow	$525,310	$268,949

Return on invested capital (ROIC)

Management defines return on invested capital (ROIC) as net operating profit after taxes divided by operating invested capital. Management believes that ROIC provides greater visibility into how effectively Garmin deploys capital. ROIC is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP), and may not be defined and calculated by other companies in the same manner as Garmin does. ROIC should not be considered in isolation or as an alternative to net income as an indicator of company performance.

The following table contains a GAAP reconciliation of return on invested capital.

Garmin Ltd. And Subsidiaries Return on Invested Capital (ROIC) ( in thousands)

	52-Weeks Ended
	December 29,	December 30,
	2007	2006
Net Operating Profit After Taxes (NOPAT):
Operating Income (EBIT)	$907,351	$554,559
Less: Taxes on Operating Income	($123,262)	($80,431)
Net Operating Profit after Taxes (NOPAT)	$784,089	$474,128

Invested Capital (IC):
Total Assets	$3,291,460	$1,897,020
Less: Cash & Marketable Securities	($1,132,194)	($818,197)
Less: Deferred Income Taxes	($107,376)	($55,996)
Less: Non-Interest Bearing Current Liabilities	($801,883)	($337,682)
Operating Invested Capital (IC)	$1,250,007	$685,145

Return on Invested Capital	63%	69%

Share Repurchase Program

Garmin Ltd. also announced that its board of directors approved a share repurchase program authorizing the Company to purchase up to 5 million common shares of Garmin Ltd. as market and business conditions warrant. The purchases may be made from time to time on the open market or in negotiated transactions in compliance with the SEC’s Rule 10b-18. The timing and amounts of any purchases will be determined by the company’s management depending on market conditions and other factors including price, regulatory requirements and capital availability. The program does not require the purchase of any minimum number of shares and may be suspended or discontinued at any time. The share repurchase authorization expires on December 31, 2009.

2008 Annual Meeting

Garmin Ltd. also announced that its annual shareholders meeting will be held at 10:00 a.m., Central Time, on June 6, 2008 at the headquarters of Garmin International, Inc., 1200 E. 151st Street, Olathe, Kansas, 66062. The record date for shareholders entitled to vote at the annual meeting is April 10, 2008.

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, February 20, 2008 at 11:00 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 800-883-9537.
Contact:	investor.relations@garmin.com

A phone recording will be available for three business days following the earnings call and can be accessed by dialing 800-642-1687 or (706) 645-9291 and utilizing the access code 31169439. An archive of the live webcast will be available until March 21, 2008 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2008, Garmin’s expected segment revenue growth rate, margins, Garmin’s plans to repurchase up to 5.0 million of its common shares and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, continued competitive pressures in the automotive/mobile marketplace; the effect competitive and economic factors may have on consumer buying decisions with respect to Garmin’s products; the ability of Garmin to make timely delivery of new products and successful technological innovations to the marketplace; the continued availability on acceptable terms of components essential to Garmin’s business Garmin’s ability to have available resources and cash flows to repurchase its shares, changing market and economic conditions and the risk factors that are described in the Annual Report on Form 10-K for the year ended December 30, 2006 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2006 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, outdoor, fitness, automotive, mobile and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200. Garmin, G1000 and nüvi are registered trademarks, and Astro and nüvifone are trademarks of Garmin Ltd. or its subsidiaries.

Garmin Ltd. And Subsidiaries
Consolidated Balance Sheets
(In thousands, except share information)

	December 29,	December 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$707,689	$337,321
Marketable securities	37,551	73,033
Accounts receivable	952,513	403,524
Inventories, net	505,467	271,008
Deferred income taxes	107,376	55,996
Prepaid expenses and other current assets	22,179	28,202
Total current assets	2,332,775	1,169,084

Property and equipment, net	374,147	250,988

Restricted cash	1,554	1,525
Marketable securities	386,954	407,843
License agreements, net	14,672	3,307
Other intangible assets	181,358	64,273
Total assets	$3,291,460	$1,897,020

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$341,053	$88,375
Salaries and benefits payable	31,696	16,268
Accrued warranty costs	71,636	37,639
Accrued sales program costs	142,360	32,560
Other accrued expenses	138,244	68,172
Income taxes payable	76,895	94,668
Total current liabilities	801,883	337,682

Long-term debt, less current portion	-	248
Deferred income taxes	11,935	1,191
Other liabilities	127,028	-

Stockholders' equity:
Common stock	1,086	1,082
Additional paid-in capital	132,264	83,438
Retained earnings	2,171,134	1,478,654
Accumulated other comprehensive gain/(loss)	46,130	(5,275)
Total stockholders' equity	2,350,614	1,557,899
Total liabilities and stockholders' equity	$3,291,460	$1,897,020

Garmin Ltd. And Subsidiaries
Consolidated Statements of Income
(In Thousands, Except Per Share Information)

	13-Weeks Ended		Fiscal Year Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006

Net sales	$1,217,021	$611,224	$3,180,319	$1,774,000
Cost of goods sold	708,036	306,771	1,717,064	891,614
Gross profit	508,985	304,453	1,463,255	882,386

Selling, general and administrative expenses	148,140	74,346	396,498	214,513
Research and development expense	47,543	31,209	159,406	113,314
	195,683	105,555	555,904	327,827
Operating income	313,302	198,898	907,351	554,559

Other income (expense):
Interest income	9,999	10,432	41,995	35,897
Interest expense	121	(27)	(207)	(41)
Foreign currency	19,471	(9,790)	22,964	596
Other	5,210	38	6,170	3,543
	34,801	653	70,922	39,995
Income before income taxes	348,103	199,551	978,273	594,554

Income tax provision:	40,836	19,206	123,262	80,431
Net income	$307,267	$180,345	$855,011	$514,123

Basic net income per share	$1.42	$0.84	$3.95	$2.38
Diluted net income per share	$1.39	$0.82	$3.89	$2.35

Garmin Ltd. And Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Fiscal Year Ended
	December 29, 2007	December 30, 2006
Operating Activities:
Net income	$855,011	$514,123
Adjustments to reconcile net income to net cash provided byoperating activities:
Depreciation	35,524	21,535
Amortization	28,513	22,940
Gain on sale of property and equipment	560	67
Provision for doubtful accounts	3,617	955
Provision for obsolete and slow-moving inventories	34,975	23,245
Foreign currency transaction gains/losses	(926)	(344)
Deferred income taxes	(57,843)	(35,060)
Stock appreciation rights	22,164	11,913
Realized gains on marketable securities	(5,101)	(3,852)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(477,108)	(230,111)
Inventories	(224,180)	(92,708)
Prepaid expenses and other current assets	6,213	(4,357)
Purchase of licenses	(23,569)	(2,950)
Accounts payable	174,781	10,187
Accrued expenses	253,909	97,167
Income taxes payable	55,548	29,105
Net cash provided by operating activities	682,088	361,855

Investing activities:
Purchases of property and equipment	(156,778)	(92,906)
Proceeds from sale of property and equipment	5	76
Purchase of intangible assets	(2,918)	(3,115)
Purchase of marketable securities	(1,672,041)	(453,085)
Sales of marketable securities	1,784,816	359,313
Purchase of Dynastream	-	(36,499)
Net cash paid for acquisition of businesses and other intangibles	(128,751)	-
Change in restricted cash	(29)	(169)
Net cash used in investing activities	(175,696)	(226,385)

Financing activities:
Dividends	(162,530)	(107,923)
Payment on long-term debt	(248)	(11)
Proceeds from issuance of common stock through stock purchase plan	5,730	3,569
Proceeds from issuance of common stock from
exercise of stock options	11,278	12,505
Tax benefit related to stock option exercise	17,434	9,660
Purchase of common stock	(7,780)	(50,450)
Net cash used in financing activities	(136,116)	($132,650)

Effect of exchange rate changes on cash and cash equivalents	92	149

Net increase/(decrease) in cash and cash equivalents	370,368	2,969
Cash and cash equivalents at beginning of year	337,321	334,352
Cash and cash equivalents at end of year	$707,689	$337,321

Garming Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total
52-Weeks Ended December 29, 2007

Net sales	$339,741	$203,399	$2,342,184	$294,995	$3,180,319
Gross profit	$184,654	$110,169	$973,206	$195,226	$1,463,255
Operating income	$120,233	$67,376	$608,751	$110,991	$907,351

52-Weeks Ended December 30, 2006

Net sales	$285,362	$166,639	$1,089,093	$232,906	$1,774,000
Gross profit	$163,638	$92,952	$475,191	$150,605	$882,386
Operating income	$116,766	$60,525	$292,951	$84,317	$554,559